Exhibit 4.1
SECOND SUPPLEMENTAL INDENTURE
          SECOND SUPPLEMENTAL INDENTURE, dated as of May 5, 2007, between Crum & Forster Holdings Corp., a Delaware corporation (the “Company”), and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H :
          WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of June 5, 2003, as amended by a First Supplemental Indenture dated as of June 30, 2003 (the “Indenture”), providing for the issuance of the 10 3/8% Senior Notes due 2013 (the “Notes”) of the Company (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);
          WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;
          WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I hereof;
          WHEREAS, the Holders of at least a majority in principal amount of the Notes outstanding have consented to the amendments effected by this Second Supplemental Indenture; and
          WHEREAS, this Second Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of the Company and the Trustee;
          WHEREAS, all other acts and proceedings required by law and by the Indenture to make this Second Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been done and performed;
          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
Amendments to the Indenture
          Section 1.1 Amendments to Articles One, Four, Five, Six and Eight.
          (a) Section 4.3 (Reports) shall be deleted in its entirety and shall be replaced with the following:
          “The Issuer shall comply with Section 314(a)(1) of the TIA.”
          (b) Section 4.4 (Compliance Certificate) shall be deleted in its entirety and shall be replaced with the following:
          “The Issuers and the Guarantors shall comply with Section 314(a)(4) of the TIA.”
     (c) the Company shall be released from its obligations under the following sections of the Indenture, each of which shall be deleted in its entirety and shall be replaced with “[intentionally omitted]”: Section 4.5 (Taxes); Section 4.6 (Stay, Extension and Usury Laws); Section 4.7 (Limitation on Restricted Payments); Section 4.8 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries); Section 4.9 (Limitation on Incurrence of Additional Indebtedness); Section 4.10 (Limitation on Asset Sales); Section 4.11 (Limitation on Transactions with Affiliates); Section 4.12 (Limitation on Liens); Section 4.13 (Maintenance of Corporate Separateness); Section 4.14 (Offer to Repurchase Upon Change of Control); Section 4.15 (Payments for Consent); Section 4.16 (Limitation on Preferred Stock of Restricted Subsidiaries and Common Stock of Insurance Subsidiaries); Section 4.17 (Conduct of Business);
     (d) Section 5.1 (Merger, Consolidation, or Sale of Assets) shall be amended by deleting in its entirety each of clauses (2) and (3) of the first paragraph and the second, fifth and sixth paragraphs;
     (e) Section 6.1 (Events of Default) shall be amended by deleting all references to “Significant Subsidiary” and by deleting in its entirety each of clauses (d) and (e);
     (f) Section 8.4 (Conditions to Legal or Covenant Defeasance) shall be amended by deleting in its entirety each of clauses (4) and (5);

     (g) failure to comply with the terms of any of the covenants or provisions of the Indenture deleted hereby shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture; and
     (h) all definitions set forth in Section 1.1 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby are deleted in their entirety.
ARTICLE II
Miscellaneous
          Section 2.1 Effectiveness of Second Supplemental Indenture. This Second Supplemental Indenture shall become effective as of 12:01 a.m. on the date set forth in the first paragraph hereof upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee in accordance with the provisions of Sections 9.2 and 9.6 of the Indenture. From and after the effective time of this Second Supplemental Indenture, the Indenture shall be amended and supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and thereby. Prior to May 7, 2007, the Company may terminate this Second Supplemental Indenture upon written notice to the Trustee (it being understood that the Company, subsequent thereto, will enter into a substitute supplemental indenture).
          Section 2.2 Indenture Remains in Full Force and Effect. Except as supplemented or amended hereby, all provisions in the Indenture shall remain in full force and effect.
          Section 2.3 Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.
          Section 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented or amended by this Second Supplemental Indenture is in all respects confirmed and preserved.
          Section 2.5 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this

Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.
          Section 2.6 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          Section 2.7 Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Notes.
          Section 2.8 Successors. All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.
          Section 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
          Section 2.10 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
          Section 2.11 Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          Section 2.12 Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
          Section 2.13 The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

CRUM & FORSTER HOLDINGS CORP.

By:	/s/ Mary Jane Robertson

	Name:	Mary Jane Robertson
	Title:	EVP, CFO & Treasurer

THE BANK OF NEW YORK, as Trustee

By:

Name:
Title:

[Signature Page for Supplemental Indenture]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

CRUM & FORSTER HOLDINGS CORP.

By:

Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:	/s/ Robert A. Massimillo

	Name:	Robert A. Massimillo
	Title:	Vice President

[Signature Page for Supplemental Indenture]